Exhibit 10.50

Confidential

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made by and between Avere Therapeutics, Inc., a Texas corporation (the “Company”), and [FAIRMOUNT HEALTHCARE FUND II, L.P., a Delaware limited partnership] [HANSOH PHARMA INTERNATIONAL LIMITED, a company organized under the laws of Hong Kong], on behalf of itself and its Investor Affiliates (as defined below) (“Investor” and, together with the Company, the “Parties”).

WHEREAS, the Company (formerly known as NextCure, Inc.), Neptune Merger Sub Corp. (“First Merger Sub”), Neptune Second Merger Sub, LLC (“Second Merger Sub”) and Avere Therapeutics, Inc., a Delaware corporation (“Avere”), entered into that certain Agreement and Plan of Merger and Reorganization, dated as of July 14, 2026 (the “Merger Agreement”), pursuant to which, among other things, (a) First Merger Sub merged with and into Avere, with Avere surviving and becoming a wholly-owned subsidiary of the Company (the “First Merger”), (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, Avere merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger, and (c) at the effective time of the Second Merger, the Company converted from a Delaware corporation into a Texas corporation pursuant to a plan of conversion and, in connection therewith, changed its name to “Avere Therapeutics, Inc.” (the “Conversion”);

WHEREAS, immediately prior to the Merger, Avere consummated the private placement of shares of its common stock and pre-funded warrants to purchase shares of its common stock contemplated by that certain Subscription Agreement, dated as of July 14, 2026, as amended on August 10, 2026 (as so amended, the “Subscription Agreement,” and such private placement, the “Pre-Closing Financing”), which shares and pre-funded warrants were converted in the Merger into, respectively, shares of common stock, par value $0.001 per share, of the Company (after giving effect to the Conversion) (the “Common Stock”) and warrants to purchase shares of Common Stock (such warrants, together with any warrant issued in exchange for or replacement of any thereof, the “Pre-Funded Warrants”); and

WHEREAS, pursuant to Section 4 of that certain subscription letter, dated as of June 15, 2026 (the “Subscription Letter”), by and between Avere and Hansoh Pharma International Limited, pursuant to which Avere issued 15,291,667 shares of its Series Seed-1 Preferred Stock in consideration of the entry by Shanghai Hansoh Biomedical Co., Ltd., a company organized under the laws of the People’s Republic of China and an affiliate of Hansoh Pharma International Limited (“Shanghai Hansoh”), into that certain License Agreement, dated as of June 15, 2026, by and between Avere and Shanghai Hansoh (as amended from time to time, the “License Agreement”), the Parties have determined that it is in their respective best interests to come to an agreement with respect to the designation by Investor of one or more nominees to the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Board Matters.

1.1	Investor shall, subject to and effective immediately following the consummation of the Merger (the “Effective Date”), have the right to designate (i) two (2) persons for appointment to the Board so long as Investor continues to Beneficially Own (as defined below) in the aggregate at least twenty percent (20%) of the Company’s then outstanding capital stock (subject to adjustment for reclassification and other equitable adjustments), or (ii) one (1) person for appointment to the Board so long as Investor continues to Beneficially Own in the aggregate at least ten percent (10%) of the Company’s then outstanding capital stock (subject to adjustment for reclassification and other equitable adjustments) but less than the percentage specified above in clause (i) (each, an “Appointee”); provided, however, for the avoidance of doubt, if Investor ceases to Beneficially Own in the aggregate at least ten percent (10%) of the Company’s then outstanding capital stock (subject to adjustment for reclassification and other equitable adjustments), the right of Investor to designate an Appointee to the Board pursuant to this Agreement shall terminate. As of the Effective Date, the Board shall consist of six (6) directors divided into three (3) classes in accordance with the Certificate of Formation of the Company (as amended from time to time, the “Certificate of Formation”), and the Company, the Board, and all applicable committees of the Board shall take all necessary actions, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, to appoint the Appointees designated by Investor as directors of the Company in the classes set forth on Exhibit A.

1.2	If Investor has the right to so nominate an Appointee in a given year, the Company shall, at the annual meeting of shareholders during such year at which the class in which such Appointee serves stands for election (the “Annual Meeting”), nominate the Appointee(s) for election to the Board and use reasonable best efforts (and, in any event, efforts no less rigorous and favorable than those used by the Company to support its other nominees) to cause the Appointee(s) to be elected to the Board; provided, however, that each Appointee shall satisfy all requirements applicable to directors of the Company under applicable law and the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”); provided, further, that the Company acknowledges that an Appointee is not required to qualify as an “independent director” for purposes of Nasdaq Rule 5605(a)(2). If, following election to the Board, an Appointee resigns, is removed, is not re-elected or is otherwise unable to serve for any reason and Investor still has the right to nominate such Appointee pursuant to the foregoing Section 1.1, then, subject to compliance with the provisos to the immediately preceding sentence, Investor shall be entitled to designate a replacement Appointee (a “Replacement”) to the class in which the departing Appointee served, and the Company shall use reasonable best efforts (and, in any event, efforts no less rigorous and favorable than those used by the Company to support its other nominees) to cause such Replacement to be elected to the Board, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board. If at any time the number of Appointees then serving on the Board exceeds the number of Appointees that Investor is then entitled to designate pursuant to Section 1.1 (including as a result of Investor ceasing to Beneficially Own at least twenty percent (20%) or ten percent (10%), as applicable, of the then outstanding capital stock), then, if requested by the Board, Investor shall promptly (and in any event within ten (10) days following such request) cause such number of Appointees to resign from the Board as is necessary so that the number of Appointees serving on the Board does not exceed the number of Appointees that Investor is then entitled to designate. Where fewer than all of the Appointees then serving are required to resign pursuant to the immediately preceding sentence, the Appointee(s) who shall resign shall be determined by Investor in its sole discretion, and may include any Appointee (including any Appointee who is also an officer of the Company). Investor shall promptly (and in any event within five (5) business days) notify the Company in writing upon ceasing to Beneficially Own at least twenty percent (20%) or ten percent (10%) of the then outstanding capital stock of the Company. Any reduction or termination of Investor’s designation rights upon Investor ceasing to Beneficially Own at least the applicable percentage set forth in Section 1.1 shall be permanent, notwithstanding any subsequent increase in Investor’s Beneficial Ownership.

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1.3	Notwithstanding anything to the contrary in this Section 1, the obligations of the Company, the Board and the committees of the Board under this Section 1 shall be subject to applicable law (including the Texas Business Organizations Code), the applicable rules of Nasdaq and the fiduciary duties of the members of the Board, and nothing in this Agreement shall require the Company or the Board to increase the size of the Board or to remove any director.

1.4	At all times while serving as a member of the Board, each Appointee will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors, as amended from time to time (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company shall make available to such Appointee copies of all Company Policies not publicly available on the Company’s website.

1.5	Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Agreement shall be personal to Investor and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”) without the express written consent of the Company; provided, that such rights and privileges may be transferred to any “Affiliate” or “Associate” (as each is defined in Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Investor (collectively and individually, the “Investor Affiliates”) that agrees to be bound by the terms of this Agreement pursuant to a written agreement in form and substance reasonably satisfactory to the Company.

1.6	For purposes of this Agreement, the term “Beneficially Own” or variations thereof shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, provided that, for all purposes of this Agreement, such determination shall be made (a) as if all Pre-Funded Warrants and all other securities or rights convertible into, or exercisable or exchangeable for, capital stock held by Investor and its Investor Affiliates had been converted, exercised or exchanged in full for capital stock as of the date of determination, and in each case without regard to (i) any “Beneficial Ownership Limitation,” “Maximum Percentage” or other blocker, cap or similar limitation on conversion, exercise, exchange or beneficial ownership contained in any such security, in the Subscription Agreement, in the Merger Agreement or in any other agreement or instrument, whether or not then in effect and whether or not capable of being waived, increased, reset or terminated, and (ii) whether any such security is then or would within sixty (60) days become convertible, exercisable or exchangeable, and (b) on the basis that the Company’s “then outstanding capital stock” consists of the shares of capital stock then issued and outstanding plus the shares of capital stock counted pursuant to clause (a) that are not then issued and outstanding. All securities held by Investor and its Investor Affiliates shall be aggregated for purposes of this Section 1.

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1.7	Confidentiality. Each Appointee may share Confidential Information with Investor and its Investor Affiliates solely for the purpose of (x) monitoring and managing Investor’s investment in the Company or (y) exercising any of Investor’s rights under this Agreement (clauses (x) and (y), the “Permitted Purpose”), subject to the limitations set forth in Section 1.8. Investor shall, and shall cause its Investor Affiliates and its and their respective directors, officers, employees and advisors who receive Confidential Information (collectively, “Representatives”) to, (a) keep all Confidential Information strictly confidential, (b) disclose Confidential Information only to those Representatives who need to know such information for the Permitted Purpose and who are informed of its confidential nature, and (c) not use Confidential Information for any purpose other than the Permitted Purpose. Investor shall be responsible for any breach of this Section 1.7 by any of its Representatives. “Confidential Information” means all non-public information concerning the Company or any of its subsidiaries that is obtained by Investor or any of its Representatives, whether directly or through any Appointee, other than information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) was lawfully in the possession of Investor or its Representatives on a non-confidential basis prior to its disclosure by or on behalf of the Company or any Appointee, (iii) is independently developed by Investor or its Representatives without use of or reference to Confidential Information, or (iv) is obtained by Investor or any Investor Affiliate pursuant to the License Agreement. Notwithstanding the foregoing, Investor and its Representatives may disclose Confidential Information to the extent required by applicable law, regulation or stock exchange rule, provided that, to the extent legally permitted, Investor gives the Company prompt prior written notice of such requirement and reasonably cooperates with the Company’s efforts, at the Company’s expense, to obtain a protective order or other confidential treatment. Investor acknowledges that it is aware that applicable securities laws restrict persons in possession of material non-public information concerning a company from purchasing or selling securities of such company. The obligations under this Section 1.7 shall continue until the second (2nd) anniversary of the date on which the last Appointee ceases to serve on the Board.

1.8	Recusal; Privilege; Restricted Information. Notwithstanding anything to the contrary in this Agreement: (a) Investor shall cause each Appointee to recuse himself or herself from (including by absenting himself or herself from the relevant portion of any meeting of the Board or any committee thereof) any deliberation or vote of the Board or any committee thereof regarding (i) any agreement, transaction or dispute between the Company or any of its subsidiaries, on the one hand, and Investor or any Investor Affiliate, on the other hand, including the License Agreement and any amendment, modification, waiver, exercise of rights or remedies under, or dispute with respect to, the License Agreement, (ii) any acquisition, business combination or other extraordinary transaction proposed by or involving Investor or any Investor Affiliate, and (iii) any other matter as to which a majority of the disinterested members of the Board determines in good faith that Investor or any Investor Affiliate has an interest that materially conflicts with the interests of the Company, and the Company may withhold from each Appointee any materials, or portions thereof, relating to any such matter; (b) no Appointee shall disclose to Investor or any of its Representatives any information that is subject to the attorney-client privilege, the attorney work product doctrine or any other applicable privilege or protection, and the Company may withhold any such information from any Appointee, or exclude any Appointee from any portion of a meeting of the Board or any committee thereof, to the extent the Company determines in good faith, upon the advice of counsel, that such withholding or exclusion is reasonably necessary to preserve such privilege or protection; and (c) no Appointee shall disclose to Investor or any of its Representatives, and Investor shall not, and shall cause its Representatives not to, seek to obtain, (i) any personal data or personal information (including any clinical trial participant, patient or other health information or any human ‘omic data), (ii) any technology, technical data, software or other information the export, reexport, release or transfer of which to Investor, any Investor Affiliate or any of their respective Representatives (including any Person located in, or any national of, the People’s Republic of China) would require a license or other authorization under, or would otherwise be restricted or prohibited by, the Export Administration Regulations, the International Traffic in Arms Regulations or any other applicable export control law, or (iii) any other information the transfer of which would be restricted or prohibited by, or would require any filing, approval, consent or security assessment under, any applicable law governing the cross-border transfer of data, information or technology, including 28 C.F.R. Part 202 and the applicable laws of the People’s Republic of China (collectively, “Restricted Information”), and the Company may withhold any Restricted Information from any Appointee to the extent the Company determines in good faith, upon the advice of counsel, that doing so is reasonably necessary to comply with applicable law.

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2.	Standstill.

2.1	Except as expressly contemplated by this Agreement or the Subscription Agreement, Investor agrees that during the period beginning on the date of this Agreement and ending on the earliest of (a) a transaction whereby (i) any Person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (ii) the Company effects a merger or a stock-for-stock transaction with a third party whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (iii) the Company sells all or substantially all of the Company’s assets to a third party (a “Change of Control”), (b) the Company entering into a definitive agreement with any Person providing for a Change of Control and (c) the first date on which (i) Investor no longer has the right to designate an Appointee pursuant to Section 1.1 (or has irrevocably waived such right) and (ii) no Appointee or Replacement is serving on the Board (such period, the “Standstill Period”), neither Investor nor any of its Representatives acting on its behalf will (and they will not knowingly assist or knowingly encourage others to), directly or indirectly, in any manner, without prior written approval of the Board:

2.1.1	acquire, or announce or publicly propose to acquire (directly or indirectly, whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another Person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise), any shares of Common Stock (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or any other rights decoupled from the underlying securities of the Company) such that Investor would Beneficially Own in excess of [thirty percent (30%)] of the Company’s outstanding Common Stock, in each case calculated in accordance with Section 1.6; provided, however, that if, as a result of a reduction in the number of outstanding shares of Common Stock due to a repurchase of shares by the Company or any other action by the Company, Investor Beneficially Owns in excess of such percentage, Investor shall not be in violation of this Section 2.1.1 so long as Investor does not thereafter acquire Beneficial Ownership of any additional shares of Common Stock (other than as permitted by this Section 2);

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2.1.2	(A) knowingly encourage, advise or influence any other Person or knowingly assist any third party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or that relates to any proposal relating to a Change of Control) or (B) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted by Section 1; provided, however, that the foregoing shall not be deemed to restrict or limit in any manner how Investor or any Investor Affiliate votes any of its shares of Common Stock, directly or by proxy;

2.1.3	make, become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly encourage or assist any third party in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

2.1.4	form or join in a “group” with respect to any shares of Common Stock for purposes of seeking control of, or influencing the control or management of, the Company (other than a “group” solely consisting of Investor or its Investor Affiliates); provided, that nothing herein shall limit the ability of an Investor Affiliate to join such group following the execution of this Agreement, so long as any such Investor Affiliate agrees to be bound by the terms and conditions of this Agreement;

2.1.5	separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly propose or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company reasonably likely to result in a Change of Control, or knowingly encourage, initiate or support any other third party in any such activity; provided, however, that Investor and its Investor Affiliates shall be permitted to vote on, and to sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to, any such transaction;

2.1.6	participate in or enter into any agreements or arrangements with respect to the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by Investor; or

2.1.7	request that the Company, directly or indirectly, amend or waive any provision of this Section 2 (including this Section 2.1.7), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any party.

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The foregoing provisions of this Section 2.1 shall not be deemed to prevent Investor from (i) communicating privately with the Board or any of the Company’s senior officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or Investor to make public disclosure with respect thereto, (ii) communicating privately with shareholders of the Company and others in a manner that does not otherwise violate this Section 2.1, (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Investor, (iv) taking any action to enforce Investor’s rights hereunder or remedies with respect thereto, (v) exercising any voting, dividend or liquidation rights attached to any securities of the Company that it owns in accordance with its internal policies and proxy voting guidelines, (vi) disclosing its voting intentions in accordance with normal practices or (vii) making any disclosure pursuant to Section 13(d) of the Exchange Act that Investor reasonably believes, based on the advice of counsel, is required in connection with any action taken by Investor or any Investor Affiliate that is not inconsistent with this Agreement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way an Appointee or a Replacement in the exercise of his or her fiduciary duties under applicable law as a director of the Company, including communicating with, participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board (or any committee thereof), and no such activities shall be deemed to be subject to Section 2.1; provided, that such activities do not include any public announcement or disclosure by such Appointee or Replacement. In addition, none of the following shall constitute a breach of Section 2.1: (A) the acquisition by Investor or any Investor Affiliate of shares of Common Stock issued by the Company pursuant to a Stock Election (as defined in the License Agreement) or otherwise pursuant to the terms of the License Agreement; (B) the exercise of any Pre-Funded Warrants held by Investor or any Investor Affiliate as of the Effective Date; or (C) the receipt of any securities of the Company as a result of any stock split, stock dividend, reclassification, recapitalization or other pro rata distribution by the Company to holders of Common Stock generally.

3.	Director Information. As a condition to an Appointee’s or a Replacement’s appointment to the Board and any subsequent nomination for election as a director at a subsequent Annual Meeting, the Appointee (including any Replacement, as the case may be) will complete and deliver a customary director and officer questionnaire. If, following the completion of the Company’s initial background review process, the Board learns that the Appointee (including any Replacement, as the case may be) has committed, been indicted or charged with, or made a plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that the Appointee or the Replacement, as the case may be, resign from the Board and, in such case, the resulting vacancy shall be filled in the manner set forth in Section 1.2 of this Agreement.

4.	Representations and Warranties.

4.1	The Company represents and warrants to Investor that: (a) the Company has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict in any material respect with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any material breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, the Certificate of Formation, the Bylaws of the Company or any material agreement or contract to which the Company is a party or by which it is bound.

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4.2	Investor represents and warrants to the Company that: (a) Investor has the requisite organizational power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (b) this Agreement has been duly authorized, executed and delivered by Investor, constitutes a valid and binding obligation and agreement of Investor and is enforceable against Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by Investor does not and will not (i) violate or conflict in any material respect with any law, rule, regulation, order, judgment or decree applicable to Investor or (ii) result in any material breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement or contract to which Investor is a party or by which it is bound; and (d) as of the date of this Agreement, Investor is not a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any shares of Common Stock.

5.	Expenses. Except as otherwise set forth herein, in the Subscription Letter or in the Subscription Agreement, each Party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such Party in connection with, relating to or resulting from such Party’s efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement.

6.	Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the signatories hereto.

7.	Governing Law/Venue/Waiver of Jury Trial/Jurisdiction.

7.1	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

7.2	Any dispute relating hereto shall be heard exclusively in the Texas Business Court, Eleventh Division (the “Business Court”), or, if and only if the Business Court does not have or declines to accept jurisdiction over such dispute, in the state district courts located in Harris County, Texas or the United States District Court for the Southern District of Texas, Houston Division, and, if applicable, in any Texas state or federal appellate court in which appeal from such courts may validly be taken (each a “Chosen Court” and collectively, the “Chosen Courts”), and the Parties agree to the exclusive jurisdiction and venue of the Chosen Courts. The Parties hereto further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and each of the foregoing parties hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such party may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum. The Parties acknowledge and agree that this Agreement relates to the governance and internal affairs of the Company, and that it is their intention that any proceeding with respect to the Applicable Matters fall within the jurisdiction of the Business Court.

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7.3	The Parties hereto further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

7.4	Process in any such proceeding may be served on any Party hereto with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 12 shall be deemed effective service of process on such Person.

7.5	Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.	Specific Performance. The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions, and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking relief. Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.

9.	Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

10.	Non-Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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11.	Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them with respect to such subject matter, including (a) Section 4 (Board Designation Rights) of the Subscription Letter and (b) to the extent not previously terminated, that certain Voting Agreement, dated as of June 15, 2026, by and among Avere, Investor and the other parties thereto. [Investor acknowledges and agrees that (i) the Anti-Dilution Adjustment (as defined in the Subscription Letter) has been satisfied in full by virtue of the shares of Common Stock and Pre-Funded Warrants issued or assumed in connection with the Merger and the Pre-Closing Financing, no additional shares of Common Stock or other securities are or shall become issuable to Investor or any Investor Affiliate pursuant to Section 2 of the Subscription Letter, and none of Avere, the Company or any of their respective Affiliates has any further obligation under Section 2 of the Subscription Letter; and (ii) without limiting the foregoing clause (i), the sale of Additional Securities (as defined in the Subscription Agreement) pursuant to Amendment No. 1 to the Subscription Agreement, dated as of August 10, 2026, constitutes an “Interim Private Placement” (as defined in the Subscription Letter).]

12.	Notice. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or upon confirmation of receipt when sent by e-mail (provided that such confirmation is not automatically generated), at the address specified in this Section 12:

If to the Company:

Avere Therapeutics, Inc.

1500 District Avenue

Burlington, MA 01803

Attention: General Counsel

Email: generalcounsel@averetx.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

Attention: Ryan Murr, Branden Berns, Evan Shepherd

Email: rmurr@gibsondunn.com, bberns@gibsondunn.com, eshepherd@gibsondunn.com

If to Investor:

Shanghai Hansoh Biomedical Co., Ltd.

Building 11, No. 3728, Jinke Road,

China (Shanghai) Pilot Free Trade Zone,

Shanghai, China

Attention: Weiyong Sun

Email: weiyong.sun@hansohbio.com

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with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004, U.S.

Attention: RuiHui (Rachel) Yu, Bradley S. King

Email: yuru@sullcrom.com, kingbrad@sullcrom.com

13.	Further Assurances. Investor and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

14.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as provided in Section 1.5, no Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported transfer requiring consent without such consent shall be void.

15.	No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

16.	Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

17.	Counterparts. This Agreement may be executed by the Parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

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11

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date set forth below.

Dated: December [__], 2026

AVERE THERAPEUTICS, INC.

By:
Name:
Title:

[INVESTOR]

By:
Name:
Title:

EXHIBIT A

APPOINTEES

[Fairmount counterpart]

1. Andrew Cheng — Class I (term expiring at the 2027 annual meeting of shareholders)

2. Julianne Bruno — Class II (term expiring at the 2028 annual meeting of shareholders)

[Hansoh counterpart]

1. Weiyong Sun — Class II (term expiring at the 2028 annual meeting of shareholders)

2. Eliza Sun — Class III (term expiring at the 2029 annual meeting of shareholders)